UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2025

Rani Therapeutics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40672	86-3114789
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2051 Ringwood Avenue
San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (408) 457-3700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RANI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

Securities Purchase Agreement

On July 14, 2025, Rani Therapeutics Holdings, Inc., or Rani, entered into a securities purchase agreement, or the Purchase Agreement, with an institutional investor, or the Purchaser, relating to the issuance and sale, or the Offering, of 4,354,000 shares of our Class A common stock, par value $0.0001 per share, or Class A common stock, and pre-funded warrants to purchase 3,146,000 shares of Class A common stock. The pre-funded warrants are exercisable immediately following the closing date of the Offering and have an unlimited term and an exercise price of $0.0001 per share. The Offering price is $0.40 per share of Class A common stock, and $0.3999 per pre-funded warrant. The aggregate gross proceeds to Rani from the Offering are expected to be approximately $3.0 million, before deducting placement agent fees and other estimated Offering expenses payable by Rani. The closing of the Offering is expected to occur on or about July 16, 2025, subject to the satisfaction of customary closing conditions.

The Purchase Agreement contains customary representations, warranties and agreements by Rani, customary conditions to closing, and indemnification obligations of Rani and the Purchaser. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of a specific date, were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the parties.

Pursuant to the terms of the Purchase Agreement, until 10 days following the closing of the Offering, Rani has agreed not to issue, enter into any agreement to issue, or announce the issuance or proposed issuance of any shares of Class A common stock or common stock equivalents, or file or amend any registration statement or prospectus, other than as necessary to maintain the registration of the securities issued in the Offering. Rani has further agreed not to enter into an agreement involving any new variable rate transactions until 10 days following the closing of the Offering, subject to certain exceptions. In addition, Rani’s directors and officers have entered into lock-up agreements with Rani pursuant to which each of them has agreed not to, for a period of 45 days from the closing of the Offering, offer, sell, transfer or otherwise dispose of Rani’s securities, subject to certain exceptions.

Rani engaged Maxim Group LLC to act as placement agent in the Offering and entered into a placement agency agreement dated July 14, 2025, pursuant to which Rani has agreed to pay the placement agent a cash fee equal to 5.25% of the aggregate gross proceeds generated from the Offering.

The Offering is being made pursuant to Rani’s registration statement on Form S-3 (No. 333-266444), as previously declared effective by the Securities and Exchange Commission, or the SEC, on August 10, 2022, and a related base prospectus and prospectus supplement.

A copy of the form of pre-funded warrant is filed as Exhibit 4.1 hereto and the form of Purchase Agreement is filed as Exhibit 10.1 hereto. The foregoing descriptions of the terms of the Purchase Agreement and the pre-funded warrant are qualified in their entirety by reference to such exhibits. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto.

ATM Agreement

On July 14, 2025, Rani suspended the use of its prospectus supplement and related prospectus filed with the SEC and dated May 19, 2025 relating to the Controlled Equity OfferingSM Sales Agreement, dated August 24, 2022, or the Sales Agreement, by and between Rani and H.C. Wainwright & Co., LLC. Rani will not make any sales of Class A common stock pursuant to the Sales Agreement unless and until a new prospectus supplement is filed with the SEC. Other than the termination of the prospectus supplement and prospectus relating to the Sales Agreement, the Sales Agreement remains in full force and effect.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Form of Pre-Funded Warrant

5.1	Opinion of Cooley LLP

10.1	Form of Securities Purchase Agreement, dated July 14, 2025

23.1	Consent of Cooley LLP (contained in Exhibit 5.1)

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rani Therapeutics Holdings, Inc.

Date: July 16, 2025	By:	/s/ Svai Sanford
Svai Sanford
Chief Financial Officer